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                                                                EX-99.B(d)(2)(v)

                                   SCHEDULE A

                             WELLS FARGO FUNDS TRUST
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                  FEE AGREEMENT

        This fee agreement is made as of the 13th day of November, 2003, by and between Wells Fargo Funds Management, LLC (the "Adviser") and Smith Asset Management Group, L.P. (the "Sub-Adviser"); and

        WHEREAS, the parties and Wells Fargo Funds Trust (the "Trust") have entered into an Investment Sub-Advisory Agreement ("Sub-Advisory Agreement") whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a "Fund" and collectively the "Funds").

        WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

        NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying annual rate of percentage of the assets of the Funds listed below.

        for assets formerly invested in the Disciplined Growth Portfolio:

        a.      0.30% of the first $200 million;
        b.      0.20% of the next $300 million; and
        c.      0.15% of the sums in excess of $500 million.

provided, that no fee shall be payable hereunder with respect to a Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end, management investment company, or separate series thereof, in accordance with and reliance upon Section 12(d)(1)(E) under the 1940 Act.

        The net assets under management against which the foregoing fees are to be applied are the net assets as of the last day of the month. If this fee agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this agreement is in effect shall be subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. During any period when the determination of net asset value is suspended, the net asset value for the last day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of the month.

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        The foregoing fee schedule shall remain in effect until changed in writing by the parties.


                                            WELLS FARGO FUNDS MANAGEMENT, LLC


                                            By: /s/Andrew Owen
                                                --------------------------------
                                                  Andrew Owen
                                                  Senior Vice President


                                            SMITH ASSET MANAGEMENT GROUP, L.P.


                                            By: /s/Stephen S. Smith
                                                --------------------------------
                                                  Stephen S. Smith
                                                  Principal

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